Exhibit 99.1
Company Contact:
Pam Scott
Director of Corporate Communications
(509) 777-6393
Red Lion Hotels Reports First Quarter 2011 Results
Sale of Seattle Fifth Avenue property expected to close in late second quarter
SPOKANE, WA, May 5, 2011 — Red Lion Hotels Corporation (NYSE: RLH), a western U.S.-based owner and franchisor of midscale hotels, announced its results for the first quarter ended March 31, 2011.
Overview:
•	Signed definitive agreement to sell Seattle Fifth Avenue property for $71 million

•	RevPAR for owned and leased hotels increased 0.2 percent year over year

•	ADR for owned and leased hotels up 0.3 percent year over year

•	Occupancy remained steady year over year with transient growth offsetting anticipated group decline

•	EBITDA loss of $0.2 million
Total revenue during the first quarter was $34.3 million, consistent with the prior year period results. Revenue from hotels of $30.2 million declined slightly from $30.6 million in the prior year period. EBITDA from continuing operations before special items for the first quarter of 2011 was a loss of $0.2 million, compared to $1.9 million for the first quarter of 2010. Net loss from continuing operations was $4.8 million in the quarter, or $0.25 per share, compared to a loss of $4.2 million, or $0.23 per share, for the prior year period.
“This week, we were able to sign an attractive agreement to sell our Seattle Fifth Avenue hotel to a new owner affiliated with Lowe Enterprises and its management company, Destination Hotels & Resorts,” said President and Chief Executive Officer Jon E. Eliassen. “Both companies are highly regarded in the hospitality industry. They will operate the hotel under a franchise agreement with Red Lion, maintaining our presence in downtown Seattle. Upon the closing of this transaction, we will have successfully monetized a valuable asset in an important step in our strategy to recapitalize our balance sheet.”
Eliassen continued, “Turning to our first quarter results, as anticipated, group demand softened in many of our markets. However, we were able to largely offset the group decline with strong transient performance enabling us to maintain RevPAR year over year. As we move through the year, we are cautiously optimistic that we will be able to leverage stronger revenue performance to drive improved profitability.”

Summary results for the three-month period follow:
($ in thousands, except per share)

	Three months ended March 31,
	2011	2010	% change
Total revenue, as reported	$34,272	$34,302	-0.1%

Results before special items: (1)
EBITDA from continuing operations	$(153)	$1,872	-108.2%
Net income (loss) from continuing operations	$(4,771)	$(3,439)	-38.7%
Earnings (loss) per share from continuing operations	$(0.25)	$(0.18)	-38.9%

Results as reported:
EBITDA from continuing operations	$(153)	$653	-123.4%
Net income (loss) from continuing operations	$(4,771)	$(4,225)	-12.9%
Earnings (loss) per share from continuing operations	$(0.25)	$(0.23)	-8.7%

(1)	Excludes $1.2 million of expense related to the separation of the company’s former President and Chief Executive Officer recorded in the first quarter of 2010.
In addition, key hotel operating metrics from continuing operations presented on a comparable basis, and reported hotel revenues and operating margin for the first quarter ended March 31, 2011 and March 31, 2010, are highlighted below for owned and leased hotels:

	Three months ended March 31,
	2011	2010	change
RevPAR (revenue per available room)	$38.69	$38.63	0.2%
ADR (average daily rate)	$80.34	$80.10	0.3%
Occupancy	48.2%	48.2%	—

Hotels revenue:
Rooms	$21,314	$21,281	0.2%
Food and beverage	7,831	8,398	-6.8%
Other revenue	1,013	942	7.5%

Total hotels revenue	$30,158	$30,621	-1.5%

Hotel direct operating margin	9.9%	13.2%	-25.0%

First Quarter 2011 Results
Comparing the first quarter of 2011 to the first quarter of 2010, occupancy for owned and leased hotels remained flat at 48.2 percent. ADR increased slightly to $80.34, resulting in a 0.2 percent increase in RevPAR.
Including franchised hotels, system wide RevPAR on a comparable basis for the quarter increased 2.1 percent due to a 110 basis point increase in occupancy, partially offset by a 0.2 percent decline in ADR.
Revenue from hotels of $30.2 million was down slightly compared to the prior year period. This was primarily due to a $0.6 million, or 7 percent, decline in food and beverage revenue, mainly as a result of reduced banquet business given lower group occupancy during the quarter. Rooms revenue was essentially flat at $21.3 million year over year as an increase in the transient segment largely offset a decline in group business. Hotel direct operating margin declined to 9.9 percent during the quarter from 13.2 percent in the same period in 2010 due primarily to the decline in food and beverage revenues and an increase in sales & marketing, utility and food costs.
Revenue from the entertainment segment increased $0.3 million to $2.8 million, driven by an increase in the number of shows in the quarter versus the prior year. However, operating margin for the segment declined by $0.3 million primarily driven by lower revenues and increased expenses of the ticketing portion of the business.
Revenue from the franchise segment increased $0.1 million in the first quarter to $0.7 million. The segment showed a $0.2 million decline in operating margin as a result of increased investment to grow and support the business and additional expenses associated with the change in operators at the Sacramento franchise.
Liquidity and Balance Sheet
As of March 31, 2011, the company had approximately $5.6 million in cash and cash equivalents, and outstanding debt of $132.1 million, $50.0 million of which is classified as current.
Capital expenditures during the first quarter totaled $0.4 million for necessary hotel improvement projects.
On March 25, 2011, KeyBank National Association acquired all of the interests of the other lenders under the company’s $30 million revolving credit facility and the covenants were simultaneously amended.
During the quarter, the company announced plans to offer for sale its Red Lion Colonial Hotel, located in Helena, Montana. The company expects to use the proceeds from the sale to pay down debt while redeploying the equity in the property to enhance the Red Lion brand. The company expects to maintain the hotel’s Red Lion affiliation, either as a managed or franchised property or both.
The company has presented the assets of its Seattle Fifth Avenue and its Helena, Montana properties as “Assets Held for Sale” on its balance sheet at March 31, 2011. The assets of the Denver Southeast property did not meet all criteria for this classification and thus continue to be presented as non-current assets in the company’s property and equipment line on the balance sheet.

Franchise Update
The company continues to focus on the strategy of growing the Red Lion brand through franchising. The previously announced Red Lion Inn Rancho Cordova near Sacramento is scheduled to open within the next few weeks. Last week, the owner of the Red Lion Hotel Concord — Walnut Creek franchise unexpectedly closed the hotel. While the company currently has no further information about the Concord property, it is willing to consider future involvement, if that is an option.
Subsequent Event
On May 4, 2011, the company announced it has entered into a definitive agreement to sell its Red Lion Hotel on Fifth Avenue to an affiliate of Lowe Enterprises (“Lowe”) for $71 million. The buyers are entering into a franchise agreement with Red Lion Hotels Franchising Inc. and the hotel will continue to operate as a Red Lion, managed by Lowe’s hospitality management subsidiary, Destination Hotels & Resorts. In addition to the franchise agreement, the company is entering into an affiliation agreement with a subsidiary of Destination Hotels & Resorts to facilitate the cross-promotion of hotels between the companies. The company currently anticipates that the closing will occur by the end of the second quarter.
Outlook for 2011
The company is reaffirming its RevPAR guidance for 2011, previously provided on March 2, 2011, based on the outlook for the markets in which the company operates and information available today:
•	Full year 2011 RevPAR for company owned and leased hotels is expected to increase 3 to 5 percent compared to 2010 on an annual basis.

•	The company expects to invest approximately $11.0 million in capital improvements in 2011.
Conference Call Information
The company will hold a conference call at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, May 5, 2011 to discuss the results for investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Jon E. Eliassen and Executive Vice President and Chief Financial Officer Dan Jackson. Executive Vice President and Chief Operating Officer George Schweitzer will also be available to answer questions.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 288-9626. International callers should dial (612) 332-0345.
This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 4:00 p.m. Pacific Time on May 5, 2011, through June 5, 2011 at (USA) (800) 475-6701 or (International) (320) 365-3844 access code — 201843. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure Company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of March 31, 2011, the RLH hotel network was comprised of 45 hotels located in eight states and one Canadian province, with 8,630 rooms and 429,797 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and in other documents filed by the Company with the Securities and Exchange Commission.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended March 31,
	2011	2010	$ Change	% Change
Revenue:
Hotels	$30,158	$30,621	$(463)	-1.5%
Franchise	707	558	149	26.7%
Entertainment	2,800	2,478	322	13.0%
Other	607	645	(38)	-5.9%

Total revenues	34,272	34,302	(30)	-0.1%

Operating expenses:
Hotels	27,169	26,592	577	2.2%
Franchise	894	578	316	54.7%
Entertainment	2,614	2,013	601	29.9%
Other	393	422	(29)	-6.9%
Depreciation and amortization	5,306	5,210	96	1.8%
Hotel facility and land lease	2,111	1,747	364	20.8%
Loss (gain) on asset dispositions, net	(86)	(98)	12	12.2%
Undistributed corporate expenses (1)	1,344	2,443	(1,099)	-45.0%

Total expenses	39,745	38,907	838	2.2%

Operating income (loss)	(5,473)	(4,605)	868	18.8%

Other income (expense):
Interest expense	(2,301)	(2,236)	65	2.9%
Other income, net	4	37	(33)	-89.2%

Income (loss) before income taxes	(7,770)	(6,804)	966	14.2%

Income tax (benefit) expense	(2,999)	(2,579)	420	16.3%

Net income (loss) from continuing operations	(4,771)	(4,225)	546	12.9%

Discontinued operations:
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of ($79)	—	(154)	154	100.0%

Net income (loss) from discontinued operations	—	(154)	154	100.0%

Net income (loss)	(4,771)	(4,379)	392	9.0%

Less: Net income (loss) attributable to noncontrolling interest	10	11	(1)	9.1%

Net income (loss) attributable to Red Lion Hotels Corporation (1)	$(4,761)	$(4,368)	$393	9.0%

Earnings per share — basic and diluted
Net income (loss) from continuing operations	$(0.25)	$(0.23)
Net Income (loss) from discontinued operations	$—	$(0.01)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.25)	$(0.24)
Weighted average shares — basic and diluted (2)	18,974	18,269

EBITDA (1,3)	$(153)	$436	$(589)	-135.1%
EBITDA as a percentage of revenues	-0.4%	1.3%

EBITDA from continuing operations (1,3)	$(153)	$653	$(806)	-123.4%
EBITDA from continuing operations as a percentage of revenues	-0.4%	1.9%

(1)	Includes $1.2 million of cash and non-cash expense recorded in the first quarter of 2010 related to the separation of the company’s former President and CEO, as discussed further in this release under Disclosure of Special Items.

(2)	For the three months ended March 31, 2011 and 2010, all of the 350,381 and 995,027 options to purchase common stock shares outstanding as of those dates, respectively, were considered anti-dilutive due to the loss for the period. Likewise, all of the 44,837 convertible operating partnership units were considered anti-dilutive, as were the 214,496 and 154,885 units of unissued restricted stock outstanding.

(3)	The definition of “EBITDA” and how that measure relates to net income attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	March 31,	December 31,
	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$5,607	$4,012
Restricted cash	4,792	4,120
Accounts receivable, net	5,992	5,985
Inventories	1,322	1,328
Prepaid expenses and other	1,920	1,937
Deferred income taxes	7,377	—
Assets held for sale	43,944	—

Total current assets	70,954	17,382

Property and equipment, net	229,458	272,030
Goodwill	22,730	28,042
Intangible assets, net	7,972	7,984
Other assets, net	6,732	6,044

Total assets	$337,846	$331,482

Liabilities:
Current liabilities:
Accounts payable	$5,504	$7,146
Accrued payroll and related benefits	3,239	4,367
Accrued interest payable	291	276
Advance deposits	1,079	487
Other accrued expenses	11,991	10,178
Revolving credit facility	25,000	18,000
Long-term debt, due within one year	24,928	25,275

Total current liabilities	72,032	65,729

Long-term debt, due after one year	51,391	51,877
Deferred income	5,015	4,859
Deferred income taxes	11,789	7,427
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	171,052	160,717

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 18,993,267 and 18,869,254 shares issued and outstanding	190	189
Additional paid-in capital, common stock	147,633	146,834
Retained earnings	18,975	23,737

Total Red Lion Hotels Corporation stockholders’ equity	166,798	170,760

Noncontrolling interest	(4)	5

Total equity	166,794	170,765

Total liabilities and stockholders’ equity	$337,846	$331,482

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Three months ended March 31,
	2011	2010
Operating activities:
Net income (loss)	$(4,771)	$(4,379)
Adjustments to reconcile net income (loss) attributable to Red Lion Hotels Corporation to net cash provided by (used in) operating activities:
Depreciation and amortization	5,306	5,226
Gain on disposition of property, equipment and other assets, net	(86)	(98)
Deferred income tax provision (benefit)	(3,015)	(2,682)
Equity in investments	10	11
Stock based compensation expense	225	672
Provision for doubtful accounts	(16)	37
Change in current assets and liabilities:
Restricted cash	(672)	(1,224)
Accounts receivable	9	(1,218)
Inventories	6	9
Prepaid expenses and other	17	10
Accounts payable	(1,642)	(1,358)
Accrued payroll and related benefits	(1,128)	1,423
Accrued interest payable	15	17
Deferred income	275	—
Other accrued expenses and advance deposits	2,405	4,984

Net cash (used in) provided by operating activities	(3,062)	1,430

Investing activities:
Purchases of property and equipment	(386)	(1,518)
Proceeds from disposition of property and equipment	1	—
Advances to Red Lion Hotels Capital Trust	(27)	(27)
Other, net	(507)	271

Net cash (used in) provided by investing activities	(919)	(1,274)

Financing activities:
Borrowings on revolving credit facility	7,000	3,000
Repayment of revolving credit facility	—	(2,000)
Repayment of long-term debt	(833)	(793)
Proceeds from stock options exercised	512	152
Proceeds from issuance of common stock under employee stock purchase plan	63	71
Additions to deferred financing costs	(1,166)	(171)

Net cash (used in) provided by financing activities	5,576	259

Net change in cash from operating activities of discontinued operations	—	3

Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	1,595	418
Cash and cash equivalents at beginning of period	4,012	3,881

Cash and cash equivalents at end of period	$5,607	$4,299

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of March 31, 2011

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	31	6,121	304,566
Red Lion Franchised Hotels	14	2,509	125,231

Total Red Lion Hotels	45	8,630	429,797

Comparable Hotel Statistics (1)

	Three months ended March 31, 2011			Three months ended March 31, 2010
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)

Owned and Leased Hotels	48.2%	$80.34	$38.69	48.2%	$80.10	$38.63
Franchised Hotels	53.6%	$74.69	$40.05	48.5%	$75.60	$36.65

Total System Wide	49.4%	$78.94	$39.00	48.3%	$79.07	$38.18

Change from prior comparative period:
Owned and Leased Hotels	—	0.3%	0.2%
Franchised Hotels	5.1	-1.2%	9.3%

Total System Wide	1.1	-0.2%	2.1%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics.

(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
In the first quarter of 2010, the Company recorded an expense of $1.2 million resulting from the separation of the Company’s former President and Chief Executive Officer. As a result, the operations as presented in the accompanying financial statements for the three months ended March 31, 2011 compared to 2010 do not reflect a meaningful comparison between periods. The following table represents a reconciliation of certain earnings measures before special items to net income / (loss) from continuing operations.

	Three months ended March 31, 2011			Three months ended March 31, 2010
	Net income / (loss)			Net income / (loss)
	from continuing			from continuing
($ in thousands except per share data)	operations	EBITDA	Diluted EPS	operations	EBITDA	Diluted EPS

Amount before special items	$(4,771)	$(153)	$(0.25)	$(3,439)	$1,872	$(0.18)

Special items:
Separation costs (1)	—	—	—	(1,219)	(1,219)	(0.07)
Income tax benefit of special items, net (2)	—	—	—	433	—	0.02

Amount per consolidated statement of operations	$(4,771)	$(153)	$(0.25)	$(4,225)	$653	$(0.23)

Change from the comparative period:
Amount before special items	-38.7%	-108.2%	-38.9%
Amount per consolidated statement of operations	-12.9%	-123.4%	-8.7%

(1)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.

(2)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended March 31,
	2011	2010

EBITDA	$(153)	$436
Income tax benefit (expense)	2,999	2,658
Interest expense	(2,301)	(2,236)
Depreciation and amortization	(5,306)	(5,226)

Net income (loss) attributable to Red Lion Hotels Corporation	$(4,761)	$(4,368)

	Three months ended March 31,
	2011	2010
EBITDA from continuing operations	$(153)	$653
Income tax benefit (expense)	2,999	2,579
Interest expense	(2,301)	(2,236)
Depreciation and amortization	(5,306)	(5,210)
Discontinued operations, net of tax	—	(154)

Net income (loss) attributable to Red Lion Hotels Corporation	$(4,761)	$(4,368)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.